Exhibit 10.9

CORPORACION NAVIOS GRANOS S.A.

as Borrower

BANCO BILBAO VIZCAYA ARGENTARIA URUGUAY S.A.

as Lender

US$25,000,000 LOAN FACILITY

AGREEMENT

This Loan Facility Agreement is dated February 28, 2020 and is made between:

(1) CORPORACIÓN NAVÍOS GRANOS S.A., a corporation (sociedad anónima) duly incorporated and existing under the laws of Uruguay, with registered offices at 2141 Paraguay, Of. 1603 , Montevideo, Uruguay (hereinafter “Corporación Navíos Granos” or the “Borrower”); and

(2) BANCO BILBAO VIZCAYA ARGENTARIA URUGUAY S.A., corporation (sociedad anónima) duly incorporated and existing under the laws of Uruguay and duly authorized by the Executive Power and licensed by the Central Bank of Uruguay to act as a bank (hereinafter, the “Lender” and together with the Borrower, the “Parties”).

It is agreed as follows:

1	Definitions

1.1	Certain Defined Terms

Unless otherwise defined above, capitalized terms used in this Agreement shall have the following meanings (such meanings to be equally applicable to both the singular and plural of the terms defined unless otherwise indicated):

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, any other Person. For this purpose, “control” of any Person means ownership of 50,1% or more of the voting power of that Person.

“Agreement” means this Loan Facility Agreement, together with its exhibits and schedules, as it may be amended, restated, amended and restated, varied, novated or supplemented or otherwise modified from time to time.

“AML Laws” means any anti-money laundry laws or regulations and any similar law or regulation enacted in Uruguay and any law, rule and regulation similar to the foregoing in Uruguay or elsewhere.

“AML Prohibited Transaction” means any transaction, investment, undertaking or activity that (i) conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (ii) is related to any property (or interests in property) blocked pursuant to any anti-money laundering law, rule or regulation, (iii) evades or avoids (or has the purpose of evading or avoiding) any of the prohibitions set forth in any antimony laundering law, rule or regulation or (iv) violates any AML Laws.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Lender from time to time concerning or relating to bribery or corruption, including without limitation, the Uruguayan Law N° 19.574. and Law N° 17.060.

“Anti-Terrorism Laws” has the meaning ascribed to it in Section 3(x)(i).

“Applicable Law” means any law, especially any bankruptcy or judicial or extra-judicial restructuring law and any other applicable law pertaining to preferential transfers, fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

“Assets” means, for any Person, all assets of such Person that have been or should be recorded as such in accordance with applicable GAAP.

“Availability Period” means the period from the Facility Closing Date to and including August 31, 2020.

“Borrower” has the meaning ascribed to it in the preamble.

“Business Day” means a day other than a Saturday or Sunday, on which commercial banks and other financial institutions are not required or authorized to close in Montevideo, Uruguay.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests (such as quotas) in a Person (other than a corporation) and any and all warrants or options to purchase or subscribe for any of the foregoing.

“Cash” means, for any Person or Persons at any time, the aggregate of all paper currency and coins, negotiable money orders and checks, bank balances, marketable securities, immediately redeemable investments, trade and other receivables of such Person(s).

“Central Bank” means the Central Bank of Uruguay (Banco Central del Uruguay).

“Change of Control” means that the Controlling Shareholders shall cease to, collectively (i) own beneficially and control (either directly or indirectly) at least a majority of each of the Borrower’s issued and outstanding Capital Stock having the right to vote or other equity interests (or securities convertible into equity interests) in the Borrower having the right to vote, or (ii) have the power (whether by ownership of Capital Stock, contract or otherwise) to control the management or policies of the Borrower.

“Collateral” means the assets and properties in or over which a security interest has been granted or is purported to be granted to and for the benefit of the Lender, to secure the Loans and the Obligations, pursuant to the Security Documents.

“Commitment Fee” means the fee applied to average daily unused commitments under the Loan, payable together with interest payments as set forth in Section 10.

“Controlling Shareholder” is Navios South American Logistics, Inc.

“Credit Documents” means this Agreement, the Notes, the Security Documents and any other agreement, document or instrument in connection with the Loan, in each case as amended, restated, amended and restated, varied, novated or supplemented or otherwise modified from time to time.

“Credit Event” means a fact or event that results in a cross default with other Indebtedness of the Borrower or in a decrease of category 2B according to the Central Bank’s regulation, not cured within thirty (30) calendar days.

“Default” means the occurrence of an Event of Default or event or condition that, but for the requirement that time elapses or notice be given, or both, would constitute an Event of Default.

“Disbursement” means the drawdown of the Loan Amount, pursuant to a Notice of Disbursement.

“Disbursement Date” means in regards to the Disbursement, the date of such disbursement.

“Dividend” means, with respect to any Person, the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person; the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person, including, without limitation, payments of interest thereon.

“Dollars” and the designation “US$” each means the lawful currency of the United States of America.

“ESG Laws” means any and all national, state, provincial or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority including without limitation, licenses, permits or other Government Approvals relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as well as setting standards concerning, social, governance, labor, health and safety or security risks or imposing liability for the breach thereof as now or may at any time hereafter be in effect.

“Event of Default” has the meaning ascribed to it in Section 7.

“Execution Date” means the date on which this Agreement is executed by the parties hereto.

“Executive Order” has the meaning ascribed to it in Section 3(x)(i).

“Existing Shareholder Loan” means the intercompany loan dated December 18, 2018 entered into between the Controlling Shareholder and the Debtor, as amended and supplemented, from time to time.

“Existing Indebtedness” means (a) the Controlling Shareholder’s US$375 million Senior Unsecured Notes due in 2022 dated April 22, 2014, as amended and supplemented, from time to time, (b) the Controlling Shareholder’s US$100 million Term Loan B due in 2021 dated November 3, 2017, as amended and supplemented, from time to time, and (c) the Existing Shareholder Loan.

“Facility Closing Date” means the date on which all conditions precedent to the first Disbursement have been complied with or waived by the Lender at its exclusive discretional option.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor versions that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official governmental agreement with respect to the foregoing.

“Final Maturity Date” means the date which falls on March 31, 2022.

“Financial Statements” has the meaning ascribed to it in Section 3(h).

“GAAP” means generally accepted accounting principles and practices in Uruguay as in effect from time to time and applied on a consistent basis.

“Governmental Approval” means any consent, license, approval, authorization, exemption, registration, filing, opinion or declaration from or with, as the case may be, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to a government (whether such authority is recognized as a de jure government or is a de facto government).

“Granos’ Debt” means the current amount owed to the Lender by the Borrower, which as of the date hereof amounts to US$ 14.275,000.

“Hazardous Materials” means any hazardous or toxic substance, materials or wastes, defined, listed, classified or regulated as such in or under any ESG Laws, including without limitation, asbestos, petroleum or petroleum products and sub products.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness of such Person in respect of (a) borrowed money including, but not limited to, obligations in connection with acceptance facilities and letter of credit facilities and (b) the deferred purchase price of property or services, (ii) all payment obligations of such Person evidenced by bonds, debentures, notes or other similar securities, (iii) all obligations of such Person as lessee under leases which shall have been or ought to be, in accordance with applicable GAAP, recorded as financial or operative or capital leases, (iv) net liabilities arising under derivative transactions, repurchase agreements or hedging transactions, (v) all indebtedness of another Person secured by a Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, (vi) all direct or indirect guarantees of such Person in respect of, and all obligations (contingent or otherwise) of such Person to any other Person in respect of, any of the above and (vii) all Existing Indebtedness, or the refinance thereof as the case may be.

“Indemnified Parties” has the meaning ascribed to it in Section 10.12.1.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means (i) the period commencing on the date of each Disbursement and ending on (but not including) the date which is the last calendar day of that period; then (ii) each succeeding three-month period starting on the last day of the preceding Interest Period and ending on (but not including) the date which is the last calendar day of that month, provided that (a) an Interest Period that would otherwise end after any respective Principal Repayment Date for the Loan shall end on such Principal Repayment Date; and (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period, subject to (a) above, shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interest Rate” means Libor 180 days plus 3.25% with a minimum of 4.25% per annum, payable in arrears on the last day of each Interest Period.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Knowledge of the Borrower” means the actual knowledge (following reasonable inquiry), or knowledge which such persons should have had by virtue of his or her position as a member of the board or as an officer of the Borrower, or of the Controlling Shareholder (or any person who may replace them from time to time).

“Lender” has the meaning ascribed to it in the preamble.

“Liabilities” has the meaning ascribed to it in Section 10.12.1.

“Lien” or “Liens” shall mean a lien, mortgage, pledge, hypothecation, deposit arrangement, title retention, trust, encumbrance, security interest or other charge, or any other type of preferential arrangement, priority or other security agreement having the practical effect of constituting a security interest, upon or with respect to any property or asset, including, without limitation, any agreement to give any of the foregoing.

“Loan” has the meaning ascribed to it in Section 2.1.1.

“Loan Amount” has the meaning ascribed to it in Section 2.1.1.

“Material” means a value of principal, interest, obligation, undertaking or liability in excess of U$S 1,000,000 or the loss or breach of which would result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, or condition (financial or otherwise) of the Borrower or its Subsidiaries, (ii) the binding effect, legality, validity or enforceability of any Credit Document, or the rights or remedies of the Lender thereunder or (iii) the ability of any Borrower or any other Person to perform its obligations under any Credit Document to which such Borrower or such other Person is a party.

“Notes” means the promissory notes in the form of Exhibit B, governed by Uruguayan law and duly executed by the Borrower with respect to each Disbursement of the Loan.

“Notice of Disbursement” has the meaning ascribed to it in Section 2.2.2.

“Obligations” means any and all obligations of the Borrower under any of the Credit Documents.

“OFAC” has the meaning ascribed to it in Section 3(x)(i).

“Permitted Purpose” has the meaning ascribed to it in Section 2.1.1.

“Person” means any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any Governmental Authority.

“Principal Repayment Date” means the date that is the last calendar day of each 3 month-period, provided, however, that the last Principal Repayment Date shall be the Final Maturity Date. In the event that a Principal Repayment Date shall be a day that is not a Business Day, then the Principal Repayment Date shall be the next succeeding day that is a Business Day, provided, however, that, if such extension would cause the Principal Repayment Date to occur in the next following calendar month, the Principal Repayment Date shall occur on the next preceding Business Day.

“Requirement of Law” means with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means any individual who is duly authorized to represent that Person in accordance with the corporate documents or powers of attorney of that Person.

“Security Documents” means the assignment of receivables for at least US$ 15,000,000 to the satisfaction of the Lender and the corporate guarantee referred to in Section 5.2.

“Shareholding Structure” has the meaning ascribed to it in Section 3(z).

“Subsidiary” means, as to any Person, any company or entity directly or indirectly controlled by such Person. For this purpose, “control” of any Person means ownership of 50,1% or more of the voting power of that Person ..

“Taxes” means, any and all present or future taxes, levies, imposts, duties, deductions, charges and withholdings whatsoever, and all interest, penalties, additions or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any Governmental Authority.

“Uruguay” means the Eastern Republic of Uruguay (República Oriental del Uruguay)

1.2	Other Interpretive Provisions

1.2.1 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

1.2.2 The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, section, article, annex, schedule and exhibit references are to this Agreement unless otherwise specified.

1.2.3 The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

1.2.4 The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including without limitation.”

1.2.5 Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

1.2.6 Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

1.2.7 The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

1.2.8 Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent restatements, amendments and restatements, variations, novations or supplements and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Credit Document, and (ii) references to any applicable law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such applicable law.

1.2.9 In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any other Credit Document, the terms and conditions of this Agreement shall prevail.

1.2.10 The Credit Documents are the result of negotiations among, and have been reviewed by, counsel to the Borrower and the Lender, and are the work products of all such Persons. Accordingly, they shall not be construed against the Borrower or the Lender merely because of any such Person’s involvement in their preparation.

2	The Loan

2.1	Commitment

2.1.1 The Lender agrees, subject to the terms and conditions hereby agreed, and relying upon the representations and warranties hereinafter set forth in this Agreement, to make a loan, in Dollars, to the Borrower, in the aggregate amount of up to twenty five million Dollars (US$ 25,000,000) (the “Loan Amount”) to be disbursed in a maximum of five (5) disbursements, within the Availability Period (the “Loan”) only for the following purposes: (i) to completely pay the outstanding Granos’ Debt; and (ii) for general corporate purposes including a distribution to the Controlling Shareholder to cancel in part the Existing Shareholder Loan (the “Permitted Purpose”). The Disbursement to be disbursed on the Facility Closing Date, will be equal to the outstanding amount of Granos’ Debt as of that date corresponding to the Permitted Purpose (i). Each Subsequent Disbursement must be of at least one million Dollars (US$1,000,000) and (b) duly requested in writing by the Borrower to the Lender at least five (5) Business Days in advance of the proposed date of Disbursement.

2.1.2 The aggregate amount of the Disbursement shall not exceed the Loan Amount.

2.1.3 Amounts paid, repaid or prepaid in respect of the Loan shall not be re-borrowed.

2.2 Procedures for Borrowing; Funding by Lender

2.2.1 The Borrower shall draw the Loan in up to five (5) disbursements by delivering an irrevocable notice in the form of Exhibit A hereto (a “Notice of Disbursement”) to the Lender, during the Availability Period, and in no event after the end of the Availability Period, which notice must be received no later than 11:00 A.M. (Montevideo time), five (5) Business Days prior to the requested Disbursement Date. The receipt of the Notice of Disbursement by the Lender shall obligate the Borrower to borrow the aggregate principal amount of the Loan on the date set forth therein.

2.2.3 Subject to the terms and conditions of this Agreement, each Disbursement (net of any expenses, fees or other payments to the Lender shall be deposited by the Lender in the bank account of the Borrower with the Lender as indicated in the Notice of Disbursement.

2.3	Notes

Each Disbursement of the Loan made by the Lender shall be evidenced by a Note dated as of the relevant Disbursement Date substantially in the form of Exhibit B and duly executed on behalf of the Borrower in an amount equivalent to 100% of each Disbursement, with the blanks to the satisfaction of the Lender and payable to the order of the Lender.

2.4	Interest on the Loan

2.4.1 The Borrower shall pay the Lender interest in Dollars on the Disbursement at a rate per annum equal to the Interest Rate. Interest shall accrue on the Disbursement from the Facility Closing Date and shall be paid on each Interest Payment Date.

2.5.2 Interest on the Disbursements shall be computed on the basis of a 365-day year and the actual number of days elapsed (including the first day but excluding the last day).

2.6	Default Margin

Upon the occurrence and during the continuation of an Event of Default, including, if any amount due under any of the Credit Documents or under the Loan, including principal, interest, fees, premiums, expenses or any other amount, is not paid when due (whether at maturity, by acceleration or otherwise), then interest (“interés moratorio”) shall accrue and compound monthly] on all Disbursements at the Interest Rate plus two percent (2.00%) per annum.

2.7	Scheduled Repayment

2.7.1 Subject to adjustment pursuant to Section 2.8, the Borrower shall repay the principal amount of the Loan to the Lender in Dollars in quarterly consecutive and equal installments from the month corresponding to the Execution Date and until March 31, 2022 (the “Repayment Schedule”) together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

2.7.2 If any date on which a repayment is due by the Borrower to the Lender pursuant to this Section 2.7 is not a Business Day, such payment shall be due on the next succeeding Business Day.

2.8	Method of Payment

Except as otherwise provided herein, all payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Borrower to the Lender to the bank account provided in Schedule 2.8.1, or at such other account as the Lender may from time to time specify in writing, with each such payment to be made in immediately available Dollars, on or before 2:30 p.m. (Montevideo time) on the due date thereof, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any Taxes or other payments.

2.9	Illegality

Notwithstanding any other provisions herein, if at any time the Lender shall have determined in good faith (which determination shall be final and conclusive absent manifest error) that compliance by the Lender with any applicable law or governmental regulation, guidance or order of interpretation thereof or change therein by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority shall make it unlawful for the Lender to make or maintain the Loan, then, and in any such event, the Lender shall immediately notify the Borrower. If such change in circumstances occurs prior to the Disbursement, then all the Lender’s obligations hereunder shall terminate without any indemnification in favor of the Borrower. If such change in circumstances occurs while the Loan is outstanding, the outstanding amount of the Loan, together with accrued interest thereon and all other amounts payable to the Lender under this Agreement; shall be prepaid by the Borrower immediately or, if it is permitted by the relevant law, regulation, guideline, order, request or directive, at the end of the then current Interest Period.

2.10	Increased Costs

2.10.1 If after the date of this Agreement any law, rule, regulation, order or directive, whether or not having the force of law, or any interpretation thereof by any Person charged with the interpretation or administration thereof (i) subjects the Lender to any tax, duty, mandatory contribution or other charge or payment of any kind whatsoever with respect to this Agreement or the Notes or any other Credit Document, or to any extraordinary tax, or changes the basis of taxation of any payments to the Lender hereunder or under the Notes or any other Credit Document (except any change in the rate of tax on the overall income of the Lender imposed by the jurisdiction in which the principal office of the Lender is located), or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (including any capital adequacy law or any change in the interpretation thereof), or shall impose on the Lender any other condition affecting this Agreement or the Notes, and the result of any of the foregoing is to increase the cost to the Lender of making, converting to, continuing or maintaining the Loan, or to reduce the amount of any payment received or receivable by the Lender, or to impose on the Lender an obligation to make any payment to any fiscal, monetary, regulatory or other authority calculated on or by reference to any amount received or receivable by it under this Agreement or the Notes, then the Borrower shall pay to the Lender, within ten (10) calendar days upon demand, such additional amount or amounts as will compensate the Lender for such increased cost or reduction in the amount received or receivable by it. As of the Effective Date, Lender is not aware of any event that will entitle the Lender to such additional amount or amounts pursuant to this Section 2.10.

2.10.2 The Lender shall notify the Borrower of any event that will entitle the Lender to such additional amount or amounts pursuant to this Section 2.10 as promptly as practicable after becoming aware of such event, and shall use commercially reasonably efforts to mitigate such event. A certificate of the Lender setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Lender as provided herein shall be conclusive and binding, absent manifest error.

2.11	Indemnity

The Borrower shall indemnify the Lender against any loss or reasonable expense which the Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date set forth in a Notice of Disbursement, as the case may be, the applicable conditions set forth in Section 4, (ii) any failure by the Borrower to borrow any Disbursement hereunder after irrevocable notice of such borrowing has been given pursuant to Section 2.2, or (iii) any payment or prepayment of the Loan on a date other than a Principal Prepayment Date therefor, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Loan or any part thereof. A certificate of the Lender setting forth in reasonable detail any amount or amounts which the Lender is entitled to receive pursuant to this Section and evidencing a loss suffered or expense incurred by the Lender of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.

3.	Representations and Warranties

To induce the Lender to make the Loan to the Borrower, the Borrower represents and warrants to the Lender on the Execution Date and on each Disbursement Date, that:

(a) Corporate Existence. The Borrower is a corporation (sociedad anónima) duly organized, validly existing and in good standing under the laws of Uruguay. The Borrower has all requisite corporate power and authority and all necessary licenses, authorizations, consents, approvals and permits to own its properties and assets and to conduct its business as now conducted.

(b) No Breach. The execution, delivery and performance of the Credit Documents will not (i) conflict with or result in a breach of, or require any consent under, its organizational documents, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, (iii) result in a breach of or constitute a default under any indenture or financing or credit agreement or any other material agreement, lease or instrument to which it is a party or by which it or its properties are bound or affected, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of its properties or assets, other than pursuant to the Credit Documents. It is in compliance with all applicable laws and regulations (including ESG Laws) and the terms of all licenses held by it or applicable to it, and is not in default under any agreement or instrument to which it is a party, except where the consequences of such failure to comply or default could not reasonably be expected to result in a Material Adverse Effect.

(c) Authority; Binding Effect. It has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents; the execution, delivery and performance by it of the Credit Documents have been duly authorized by all necessary corporate action on its part; and the Credit Documents (other than the Notes) have been duly executed and delivered by it, and constitute, and the Notes when executed and delivered will constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

(d) Tax Returns and Payments. The Borrower operates in the Free Zone and is not subject to any taxes. Notwithstanding the foregoing, the Borrower has complied with all presentations of tax returns required by law as a free zone user.

(e) Litigation. There are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority or agency, now pending or, to the best of the Borrower’s Knowledge. threatened against or affecting it or any of its respective Subsidiaries, properties or assets, either (i) with respect to or arising out of the Credit Documents or the transactions relating thereto, arising thereunder or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(f) Absence of Defaults. No Default or Event of Default has occurred and is continuing.

(g) Governmental Approvals. No Governmental Approval or other act by or in respect of, any Governmental Authority, or consent or authorization of, approval by or notice to any other Person (other than the parties to the Credit Documents) is required or is necessary (i) in connection with the execution, delivery and performance of the Credit Documents, (ii) for the legality, validity, binding effect and enforceability against it of the Credit Documents, and (iii) for the availability and transfer of Dollars required to make payments under the Credit Documents.

(h) Financial Condition. The financial statements of the Borrower, dated as of December 31, 2018 (the “Financial Statements”), including the related schedules and notes (if available), fairly present in all material respects the financial condition of the Borrower as of the dates and the results of its operations for the periods stated therein (other than customary year-end adjustments for unaudited financial statements) and have been prepared in accordance with applicable GAAP, consistently applied throughout the periods involved (except as disclosed therein and except, with respect to unaudited financial statements, for the absence of footnotes and normal year-end audit adjustments). The Borrower has no material contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such Financial Statements as at such date. Since December 31, 2018 there has been no material adverse change in the condition (financial or otherwise), operations, or business of the Borrower which could reasonably be expected to adversely affect the ability of the Borrower to perform its respective obligations under any of the Credit Documents.

(i) Ranking. The obligations evidenced by each of the Credit Documents are its direct and unconditional obligations, and rank to the extent not secured by the Collateral (if any), at least pari passu in priority of payment and in all other respects with all its other secured obligations, whether now existing or hereafter outstanding.

(j) Proper Form. This Agreement and the other Credit Documents (other than the Notes) are, and the Notes when executed will be, in proper legal form under the laws of Uruguay for the enforcement thereof in Uruguay; and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement, the Notes and the other Credit Documents it is not necessary that this Agreement, the Notes or any other document, be filed, registered or recorded with, or executed or notarized before, any court or other authority in Uruguay or that any registration charge or stamp or similar tax be paid on or in respect of any Credit Documents or any document relating to the matters covered by any Credit Document, other than as provided herein and therein.

(k) Choice of Law. In any action or proceeding involving it that arises out of or is related to this Agreement, or the other Credit Documents, in any court of Uruguay, the Lender would be entitled to the recognition and enforcement of the choice of law provisions contained herein and therein.

(l) No Immunity. Neither the Borrower nor any of its property has any immunity (sovereign or otherwise) from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

(m) Solvency. After giving effect to the execution and delivery of the Credit Documents and the making of the Loan under this Agreement: (i) it will not (x) be “insolvent,” as defined or used in any Applicable Law, (y) be unable to pay its debts generally as such debts become due or (z) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated; and (ii) its obligations under the Credit Documents and with respect to the Loan will not be rendered avoidable under any Applicable Law.

(n) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect, the properties of it do not contain, and have not previously contained, Hazardous Materials in amounts or concentrations that constitute or constituted a material violation of, or reasonably could give rise to material liability under, ESG Laws, and those properties and all operations at such properties are in compliance and at all times have been in compliance in all material respects with all ESG Laws, and there is no contamination or illegal deforestation at, under or about the properties which could interfere materially with the continued operation of such properties or impair materially the fair market value thereof. No Borrower has expressly assumed any liability of any Person under any ESG Laws.

(o) Assets. It has good title to, or valid leasehold interests in, all its Assets, real and personal property material to its business. It owns or is licensed or otherwise has the right to use all of the patents, contractual franchises, licenses, authorizations and other rights that are material for the operation of its business, without conflict with the rights of any other Person, except where such conflict could not reasonably be expected to have a Material Adverse Effect.

(p) Completeness and Accuracy of Information. There is nothing of which it is aware which would be reasonably likely to have a Material Adverse Effect which has not been disclosed to the Lender in writing in connection with or pursuant to the terms of the Credit Documents. All information supplied by it to the Lender relating to it (including the representations, warranties and other assertions made under the Credit Documents) was true and accurate in all material respects as of the date supplied, and did not as of such date, and does not as of the date hereof, omit to state any material information necessary to make the information therein contained, in light of the circumstances under which such information was supplied, not misleading provided that to the extent any such information was based upon or constitutes a forecast or projection, the Borrower only represents that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

(q) Insurance. The Borrower has in full force and effect insurance coverage with insurance companies believed by it to be financially sound and reputable and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses in Uruguay and owning or operating properties or assets similar to those owned or operated by it.

(r) Security Interests. On and after the date of execution and delivery thereof, the Security Documents create (or will create, as the case may be), in favor of the Lender, as security for the Obligations, subject to the provisions hereof and thereof, a valid, enforceable and perfected first priority security interest in and Liens on all of the Collateral. The Borrower has good title to all of its Collateral free and clear of all Liens, except as created under the Security Documents. No filings or recordings are required in order to perfect the security interests created under the Security Documents, except for filings or recordings listed under this Agreement or in such agreements, all of which shall have been made as soon as practical after the Execution Date (but in no event after the Facility Closing Date), except as otherwise expressly provided herein or under such agreements.

(s) Anti-Terrorism Laws

(i) The Borrower, and to the Knowledge of the Borrower, its Affiliates and Subsidiaries are in compliance with any laws relating to terrorism or money laundering (“Anti- Terrorism Laws”), including the regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”).

(ii) Neither the Borrower or, to the Knowledge of the Borrower, any of its Affiliates, Subsidiaries or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan, is any of the following: (A) a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations; (B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations; (C) a Person or entity with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or (E) a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(iii) Neither the Borrower, to the Knowledge of the Borrower, any of its brokers or other agents acting in any capacity in connection with the Loan (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the OFAC regulations, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(t) Shareholding Structure. Schedule 3(z) contains the detailed current shareholding structure of the Controlling Shareholder (the “Shareholding Structure”). There are no pending or to the Knowledge of the Borrower threatened claims of any third party or within the Controlling Shareholder and its, Affiliates and Subsidiaries in connection with the corporate transactions that resulted in the current Shareholding Structure.

(u) Anti-Corruption and Anti-Money Laundering Laws. Neither the Borrower, nor any of its Affiliates, directors or officers, (i) has violated, or attempted to violate, any AML Laws or Anti-Corruption Laws or (ii) has engaged in any AML Prohibited Transaction. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its respective directors, officers, employees and agents with Anti-Corruption Laws and the Borrower and its respective officers and directors, are in compliance with AML Laws and Anti-

Corruption Laws in all respects and are not engaged in any activity that may reasonably be expected to result in the Borrower being designated as in violation with AML Laws or Anti-Corruption Laws. None of (a) the Borrower or any of its respective directors, officers or employees, or (b) any agent of the Borrower that will act on behalf of Borrower in any capacity in connection with or benefit from the Loan, is in violation or will violate any AML Laws or Anti-Corruption Law with respect thereto. With respect to Borrower, no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any AML Laws or Anti-Corruption Law.

(v) Indebtedness. Schedule 3(bb) contains a list of any and all outstanding Indebtedness of the Borrower as of the Facility Closing Date.

4.	Conditions of Loans

4.1	Conditions to the Disbursements

The obligation of the Lender to make each Disbursement is subject to the receipt by the Lender of each of the following documents, each of which shall be satisfactory to the Lender in form and substance:

(a) Credit Documents. The Agreement and each of the Credit Documents, and any related documentation is duly executed and delivered by all parties thereto;

(b) Notice of Disbursement. The Notice of Disbursement duly executed and delivered by each of the Borrower;

(c) Corporate Documents and Authorizations. True and complete copies certified by a public notary in Uruguay of (i) the latest versions of the bylaws (Estatuto Social) of the Borrower duly registered and published, certified as of the Execution Date in the Officer’s Certificate referred to in Section 4.1(e) as complete and correct copies thereof by a Responsible Officer, and (ii) the resolutions of the Borrower´s board of directors, authorizing the execution, delivery and performance of the Credit Documents, the borrowings and the transactions contemplated thereunder.

(d) Security Interest. The Lender shall have, under each of the Security Documents, a first priority perfected security interest in the Collateral assigned under the Security Documents for the benefit of the Lender, including but not limited to the acceptance of the assignment by the relevant counterparties of the assigned receivables.

(e) Representations and Warranties. Receipt by the Lender of a certificate from the Borrower stating that all representations and warranties made in the Credit Documents are true, complete and accurate and receipt by the Lender of all satisfactory evidence reasonably required by the Lender that the representations and warranties contained in Section 3 of this Agreement, those made by the Borrower in the Credit Documents and those otherwise made in connection with the transactions contemplated by the Credit Documents as well as those representations and warranties made by the Borrower in connection with the Indebtedness shall be correct in all material respects and not misleading in any material respect as of the Disbursement Date (both before and after giving effect to the Loan) with the same effect as if made at and as of such time;

(f) No Default. The Borrower shall have performed and complied with all terms and conditions required to be performed or complied with by each of them under the Credit Documents and under all of its other Indebtedness, except where such failure has not resulted in a Credit Event, prior to or at the time of the Disbursement, or cured any failure to perform, and at the time of the Disbursement, both before and after giving effect thereto, there shall exist no Default or Event of Default and no Default or Event of Default is expected to result from a Disbursement according to Lender’s reasonable determination;

(g) Auditor. Evidence that an auditor, acceptable to the Lender, has been hired in order to provide audited financial statements as from (and including) fiscal year 2018;

(h) Required Fees. The Borrower shall have paid or reimbursed the Lender, for all fees, including attorney’s or other professional advisers fees, the Structuring Fee, the costs, expenses and commissions then due and payable (or incurred, as the case may be) to such Persons, including those fees pertaining to the preparation of this Agreement and structuring of the transactions contemplated hereby and in the Credit Documents;

(i) No Material Adverse Effect and Changes. Since the Execution Date there has been no Material Adverse Effect. ;

(j) Subordination. Any and all credits that the shareholders of the Borrower have against the Borrower shall be irrevocably subordinated to the credits arising from the Loan prior to any Disbursement.

(l) Increase of the Borrower’s paid in capital. The Borrower shall increase its paid in capital in an amount of US$ 10,000,000 and submit to the Lender a notarized copy of the shareholder’s meeting minute that resolved such increase.

(m) Refinancing of Existing Indebtedness. The Lender shall have received evidence regarding the successful refinancing of the Existing Indebtedness (other than the Existing Shareholder Loan) (at the discretional satisfaction of the Lender).

(n) Other Conditions and Documents. Such other conditions and documents as may be reasonably requested by the Lender to comply with regulatory, statutory or internal due diligence.

5	Collateral

5.1	Assignment of receivables

As collateral security for the prompt and complete payment and performance when due, whether at maturity, upon acceleration, extension or otherwise, of all Obligations, the Borrower enters as of today in an agreement for the assignment of receivables (“contrato de cesion de créditos”) in terms substantially equal to Exhibit C. From time to time the Borrower will enter into any other agreement for the assignment of receivables in order to have a Collateral pursuant to the Security Documents at all times equal to U$S 15,000,000. The Borrower shall be entitled to substitute an expiring Security Document with another of similar size and form, to maintain the required collateral security, at the Lenders entire satisfaction.

5.2	Corporate Guarantee

As an additional collateral security for the prompt, irrevocable and complete payment and performance when due, whether at maturity, upon acceleration, extension or otherwise, of all Obligations, the Controlling Shareholder hereby agrees to provide a corporate guarantee substantially pursuant to the terms included in Exhibit D.

6.	Covenants

6.1	Affirmative Covenants

The Borrower covenants and agrees that so long as any Obligation is outstanding:

(a) Financial Statements. It shall deliver to the Lender (i) its audited financial statements, as of the end of its fiscal year, as soon as available, and in any event no later than one hundred and twenty (120) calendar days after the end of each fiscal year, and (ii) its unaudited consolidated quarterly financial statements, as soon as available, and in any event no later than sixty (60) calendar days after the end of such fiscal quarter; in each case setting forth in comparative form the figures for the previous fiscal periods, and accompanied by a report thereon of independent certified public accountants of recognized international standing selected by the Borrower and satisfactory to the Lender, which report shall state that such financial statements present fairly, in all material respects, the financial position of each of the Borrower as at the dates indicated and the results of their operations and their changes in financial condition for the periods indicated in conformity with GAAP, applied on a basis consistent with prior years (except as otherwise disclosed in the financial statements and, except with respect to unaudited financial statements, for the absence of footnotes and normal year-end adjustments) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted accounting and auditing standards.

(b) Material Information. It shall disclose to the Lender any and all material information, which will include, among other things, the following: (i) any fines exceeding U$S 250,000 (or its equivalent in other currencies) or penalties that have been imposed on the Borrower; (ii) any disputes, fines, or penalties related to the credits assigned pursuant to the Security Documents; (iii) any changes to the shareholder structure of the Borrower; and (iv) any suits, penalties, sanctions, or legal proceedings involving the Borrower’s shareholders that could reasonably be expected to cause a Material Adverse Effect or reasonably be expected to cause compliance issues in maintaining the Loan;

(c) Additional Information. It shall provide such other information (including certified copies of relevant documents) with respect to the business, properties, condition and operations, financial or otherwise, of the Borrower, as the Lender may reasonably request;

(d) Inspection. Shall permit any officers or employees of the Lender , as well as any third parties indicated by them, to (i) visit and inspect any of its properties, (ii) discuss matters relating to an evaluation of the credit of the Borrower or relating to compliance with the Credit Documents with the principal officers the Borrower, and (iii) to the fullest extent permitted by law and applicable regulatory authorities, to review all books of record and account and any available reports or statements relevant thereto, all as often as they may request and during regular business hours, at the expense of the Borrower.

(e) Corporate Existence, Authorizations, Taxes and Maintenance of Properties. It shall (and it shall cause its respective Subsidiaries to):

(i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and good standing, and all necessary and material rights, franchises, licenses, authorizations, consents, approvals and permits to own its properties and assets and to conduct its business;

(ii) maintain in full effect the resolutions of the Board of Directors, authorizing the execution, delivery and performance of the Credit Documents and the transactions contemplated thereunder;

(iii) promptly pay, discharge, or cause to be paid and discharged, all known taxes, assessments and other governmental charges lawfully levied or imposed upon it or upon its income or profits or upon its operations, properties and assets or any part thereof before the same shall become in default, as well as all lawful claims which, if unpaid, might become a Lien or charge upon any of its or its Subsidiaries’ properties or assets (or any part thereof); provided that, no such tax, assessment or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; and

(iv) maintain, preserve and keep its properties and assets which are necessary for and material to the conduct of its business and operations in good condition and working order (ordinary wear and tear excepted).

(f) Compliance with Laws and Contractual Obligations. It shall (and will cause its Subsidiaries to) comply with any and all contractual obligations, Indebtedness (except where the failure to so comply will not result in a Credit Event), material agreements, regulations, rules, laws and orders applicable to it, including, without limitation, any and all regulations, rules, laws and orders pertaining to social security, retirement and pension matters, in all material respects. By way of clarification and not of limitation, it will (and each of them will cause its respective Subsidiaries and Affiliates to) comply with all applicable ESG Laws and obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by applicable ESG Laws and its businesses, operations, assets, equipment, property, leaseholds and other facilities shall be in compliance with the provisions of all ESG Laws , in each case, in all material respects.

(g) Books and Records. The Borrower will (and will cause its Subsidiaries to) satisfy corporate formalities required under applicable Uruguayan law and maintain adequate books and records to record its business affairs and transactions. No bank account of the Borrower shall be commingled with any bank account of any other Person. The Borrower shall not (and shall not permit any of its

Subsidiaries to) take any action, or conduct its affairs in a manner that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

(h) Insurance. The Borrower will (and will cause its Subsidiaries to) maintain its properties and assets at all times insured with financially sound and reputable insurers in accordance with customary industry standards applicable to entities that operate in the same business and jurisdiction as it; the Borrower will (and will cause its Subsidiaries to) promptly, upon written request by the Lender, deliver or cause to be delivered to the Lender originals or duplicate originals of all such policies of insurance.

(i) Contracts. The Borrower will (and will cause its Subsidiaries to) fully perform its obligations under, and maintain in full force and effect during its respective term (except in the event of a breach by the other party), each existing and future agreement or instrument to which it is a party or by which it is bound, except where the failure to so perform or maintain in full force and effect would not reasonably be expected to have a Material Adverse Effect or result in a Credit Event or otherwise affect the ability of the Borrower to contract with public entity or to bid for and obtain additional contracts.

(j) Ranking. The Borrower will (and will cause its Subsidiaries to) take all actions as may be necessary to ensure that its obligations to the Lender evidenced by each of the Credit Documents will at all times be its direct and unconditional obligations, and rank, to the extent not covered by the Collateral, at least pari passu in priority of payment and in all other respects with all its other secured obligations, whether now existing or hereafter outstanding.

(k) Security Interest. The Borrower will take all actions as may be necessary to execute any and all documents, in order to grant and maintain in favor of the Lender, as applicable in accordance with the Security Documents, first priority security interests in each item of the Collateral perfected to the extent contemplated by the Security Documents.

(l) Capital expenditure. The Borrower will limit its aggregate annual capital expenditure to US$5,000,000.

(m) Litigation Notices. Immediately and in any event within five (5) calendar days of becoming aware, give notice to the Lender of any arbitral, administrative or judicial litigation or proceeding affecting the Borrower or any of its Subsidiaries in which (i) the amount involved is at least US$500,000, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Credit Document or (iv) which could reasonably be expected to have a Material Adverse Effect or the outcome of which could result in a Credit Event or otherwise affect the ability of the Borrower to contract with public entities or to bid for and obtain additional contracts, in each case regardless of the amount involved.

(n) Use of Proceeds. The Borrower shall use the proceeds of the Loan exclusively in accordance with the Permitted Purpose and furnish to the Lender evidence in such regards as the Lender may request.

(o) Maintenance of Property. The Borrower shall cause all of its properties used in or useful for the conduct of its business or the business of any of its Subsidiaries to be maintained in good repair (normal wear and tear excepted), and will cause to be made any repairs, replacements or improvements thereto as may be reasonably necessary to conduct its business or the business of any of its Subsidiaries.

(p) Maintenance of Ownership. Unless the Borrower receive the prior written consent of the Lender to transfer or assign its capital stock, one hundred percent (100%) of the capital stock of the Borrower shall continue to be owned directly or indirectly by the Controlling Shareholders.

(q) Credit Qualification. The Borrower shall be at all times at least category 2B or superior according to the Central Bank´s regulation. Should the Borrower at any time be rated below the aforementioned category, it shall have thirty (30) days of the occurrence thereof to comply with this covenant.

(r) Further Assurances. The Borrower shall cooperate with the Lender, and take all actions as may be necessary and execute and deliver such further instruments and documents as the Lender shall reasonably request to carry out or perfect the interests, transactions, terms and conditions contemplated by the Credit Documents.

6.2	Negative Covenants

The Borrower agrees that, so long as any Obligations are outstanding, it will not, and will not permit any of its respective Subsidiaries to:

(a) Mergers and Related Events. Enter into any merger, acquisition, consolidation, or amalgamation, (except for (i) any merger, consolidation or amalgamation in which the Borrower is the surviving party, provided that the Lender shall have approved such merger, consolidation or amalgamation prior to its implementation; and (ii) any merger of a Subsidiary of the Borrower into (x) another Subsidiary of the Borrower or (y) the Borrower, so long as, in the cases of items (x) and (y) above, the surviving entity remains responsible for the Obligations or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or enter into any reorganization or corporate restructuring, or sell all or substantially all of its properties or assets.

(b) Change in Nature of Business. Make any material change in the nature of its business and operations as carried on the date hereof.

(c) Limit on Accounting Changes. Make any change in accounting treatment or reporting practices, change its fiscal year or promote any revaluation of its assets, except as permitted by GAAP or/and required by law.

(d) Accounting Changes; Fiscal Year. Make any change to it or its Subsidiaries (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lender or (b) fiscal year.

(e) Auditor. Replace its designated Auditor, except with the consent of the Lender, which shall not be unreasonably withheld.

(f) Dividend Payments and Other Restricted Payment. Dividend payments shall be restricted to 80% of Borrower’s Annual Net Income – “utilidades netas distribuibles” - (as defined in Uruguay GAAP and applicable Law), provided that the free cash flow/debt servicing is greater to 1.3

(g) Liens. Create, incur, assume or permit to exist any Liens on or with respect to any of the Collateral (except for those Liens created under the Security Documents) or create, incur, assume or permit to exist any Liens on any of its other properties except for Liens incurred in the ordinary course of business or by operation of law which, in either case, are not material.

(h) Limits on Further Debts and Investments. Enter into, directly or through any existing or future Affiliate, any sort of Indebtedness during the first twenty four (24) months of the Execution Date of this Agreement except (a) up to an aggregate US$ 5,000,000, to be used in the ordinary course of business or as otherwise permitted by this Agreement, or (b) existing guarantees granted under the Existing Indebtedness or the refinance thereof.

(i) Joint Ventures. The Borrower shall not (and shall not permit any of its Subsidiaries to) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interests in any Joint Venture, except if the Lender shall have approved such transaction prior to its implementation.

(j) Anti-Corruption and Anti-Money Laundering Laws. The Borrower, its Affiliates, directors or officers shall not (i) violate, or attempt to violate, any AML Laws or AntiCorruption Laws or (ii) engage in any AML Prohibited Transaction.

7	Events of Default

If:

(a) The Borrower shall fail to pay when due any principal or interest on the Loan or any other Obligation payable by it hereunder or under any other Credit Document; or

(b) The Borrower shall have defaulted in the payment of the principal of or the interest on any of its Indebtedness (other than the Loan), when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such default shall continue beyond any period of grace provided with respect thereto, or any other default shall have occurred under the terms of any instrument or agreement evidencing or setting forth terms and conditions applicable to any of its Indebtedness, or any other event shall occur or condition exist, if the effect of such default, condition or event is to cause or permit the holder or holders of such Indebtedness (or anyone acting on behalf of such holder or holders) to cause such Indebtedness to become due prior to its date of maturity, in each case, which results in a Credit Event; or

(c) One or more judgments, arbitral awards or orders from which no further appeal is permissible under applicable law for the payment of money aggregating in excess of one million Dollars (US$1,000,000) (or its equivalent in another currency) shall be rendered against the Borrower and such judgment, arbitral award or order shall continue unsatisfied and in effect for a period of thirty (30) calendar days; or

(d) As may be permitted by applicable laws, the Borrower, or any of its Subsidiaries and Affiliates, shall: (i) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (ii) make an assignment for the benefit of creditors, or petition or apply to any tribunal or court for the appointment of a custodian, receiver, trustee or other similar official for it or any substantial part of its assets; (iii) commence any proceeding under any bankruptcy, insolvency, restructuring, readjustment of debt, dissolution, winding-up or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) have had any such petition or application (as described in (ii) above) filed or any such proceeding (as described in (iii) above) shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding is not dismissed within forty-five (45) calendar days of the Borrower´s receipt of notice from the court of such filing or commencement; or (v) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or

(e) The Borrower shall cease its business activities; or

(f) Any attachment, execution or legal process shall be enforced against any Assets or property of the Borrower which has or could reasonably be expected to have a Material Adverse Effect, and such attachment, execution or legal process shall remain unstated and in effect for a period of forty-five (45) calendar days after the Borrower receipt of notice from the court of such attachment, execution or legal process; or

(g) This Agreement, the Notes, any Security Document or any other Credit Document shall cease, for any reason, to be in full force and effect, or any Security Document shall not give or shall cease in any material respect to give the Lender the Liens, rights, powers and privileges purported to be created thereby (including a first priority perfected security interest in, and Lien on, all of the Collateral subject thereto) or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by the Security Documents shall be contested by the Borrower, or any of their Subsidiaries; or

(h) This Agreement, the Notes, any Security Document or any other Credit Document or any provision of any of the foregoing is declared to be illegal, invalid or unenforceable;

(i) A Change of Control shall have occurred without the prior written consent of the Lender, such consent not to be unreasonably withheld; or

(j) All or any substantial part of the undertaking, assets, properties or revenues of the Borrower is condemned, seized or otherwise appropriated by any Person acting under the authority of any Governmental Authority, the Borrower or any of the Borrower´s Subsidiaries is prevented by any such Person from exercising normal control or use over all or any substantial part of its undertaking, assets, properties or revenues; or

(k) (i) A Governmental Authority (including, without limitation, the Central Bank) shall (A) declare a general suspension of payments or a moratorium on the payment of debt of the Borrower (which does not expressly exclude the Credit Documents) or (B) fail to exchange, or to approve or permit the exchange of, Pesos for Dollars, or take any other action including the promulgation, operation or enforcement of any law, act, decree, regulation, ordinance, order, policy, or determination, or any modification of, or change in the interpretation of, any of the foregoing that has the effect of restricting or preventing such exchange of Pesos for Dollars or the transfer of any funds outside Uruguay, beyond the extent to which such restrictions exist on the Execution Date, or (ii) the unavailability of Dollars in any legal exchange market therefor in Uruguay in accordance with normal commercial practice; or

(l) The Borrower shall, without the prior consent of the Lender, (i) substantially change its business; (ii) dispose of assets material to the Loan; or (iii) without the prior written consent of the Lender, undergo a change in ownership, including but not limited to a merger or acquisition except (a) for transfer of Borrower´s shares among the Controlling Shareholder or its wholly-owned Subsidiaries ; or

(m) A Material Adverse Effect shall have occurred; or

(1) Any preliminary court order (including, without limitation, any injunctions such as medida cautelar or similar) is not dismissed in thirty (30) calendar days from the Knowledge thereof by the Borrower or any final and definitive judicial decision (no longer subject to appeal) that, in either case, impedes the Borrower from continuing to render all of the material services related to the Collateral.

(2) then, and in any such event, the Lender (i) may declare its obligation to make the Disbursement to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare all or any portion of the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower, (A) the obligation of the Lender to make the Disbursement shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

8	Taxes

The Borrower agrees as follows with respect to Taxes:

(a) Any and all payments by or on account of any obligation of the Borrower under each Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental

Authority in accordance with applicable law, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Taxes to the relevant Governmental Authority in accordance with any Requirement of Law.

(c) As promptly as practicable after the payment of any Taxes by any Borrower to a Governmental Authority pursuant to this Section 9, such Borrower shall furnish to the Lender reasonable evidence of the payment of such Taxes.

9	Commitment Fee

The Borrower agree to pay the Lender a Commitment Fee in Dollars, for the period from this date to the end of the Availability Period, on the daily average of the unused portion of the Loan Amount at a rate per annum equal to one per cent.

10	Miscellaneous

10.1	Parties-in-Interest; Assignment; Participations

10.1.1 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that the Borrower shall assign nor transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

10.1.2 The Lender may assign to, without the consent of the Borrower, (a) any Affiliate of the Lender, (b) any commercial bank, or (c) any finance company, insurance company, other financial institution or fund which is regularly engaged in making, purchasing or investing in loans, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its obligation to make the Loan to the Borrower), provided, however, that with respect to clause (c) above, the Lender shall obtain the prior consent from the Borrower prior to assigning this Agreement to any finance company, insurance company or other financial institution or fund which is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.

10.1.3 The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Credit Documents (including, without limitation, all or a portion of its obligation to make the Loan to the Borrower); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of the Notes for all purposes of this Agreement, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Credit Documents.

10.1.4 The Lender may, in connection with any assignment or participation, or proposed assignment or participation, pursuant to this Section 10.1, disclose to the assignee or participant, or proposed assignee or participant, such financial or other information relating to the Borrower furnished to the Lender by or on behalf of each of the Borrower as the Lender shall deem appropriate including this Agreement and any Credit Documents; provided that prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any information relating to the Borrower received by it from the Lender.

10.2	Fees and Expenses

The Borrower will promptly pay:

(a) the fees, expenses and disbursements incurred by the Lender in connection with the negotiation, preparation, execution, notarization, registration and perfection of the Agreement, the Security Documents, the other Credit Documents and the related documentation and administration in connection herewith or pursuant hereto, and all reasonable fees, expenses and disbursements incurred by the Lender, in connection with any amendments, modifications, approvals, consents or waivers pursuant hereto or thereto, in all cases, including but not limited to, legal fees (including any fees associated with the delivery of legal opinions by the Lender’s counsel), tax advice fees and due diligence costs and expenses; provided, however, than any such payments due by the Borrower shall be reduced by the amount of twenty thousand Dollars (US$20,000) that has already been paid by the Borrower to the Lender as “minimum break up fee”;

(b) all out-of-pocket expenses (including legal fees and costs) actually incurred by the Lender in connection with the enforcement of any of the Credit Documents or related documentation, notwithstanding whether (i) the contemplated transaction is completed or (ii) the documentation in connection therewith is executed, provided that, the Borrower shall not be required to reimburse the Lender for the expenses in the event that the transaction is not completed as a result of the Lender’s failure to complete the transaction due to its own fault;

(c) The Borrower shall immediately reimburse the Lender in the event any of them makes any of the payments referred to in this Section 10.2(c).

10.3	Right of Set-Off

The Borrower hereby grant to the Lender a continuing lien, security interest, and right of setoff as security for all liabilities and obligations owned to the Lender (including the Obligations), whether now existing or hereafter arising, upon and against any and all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control thereof or in transit to any of them. At any time after an Event of Default has occurred and is continuing, without demand or notice (any such notice being expressly waived by the Borrower), the Lender may setoff the same or any part thereof and apply the same to any liability or obligation of the Borrower (including the Obligations) even though unmatured and regardless of the adequacy of any collateral for the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE

LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL FOR SUCH OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.4	Survival of Covenants

All covenants, agreements, representations and warranties made in the Credit Documents and in any certificates or other documents delivered by or on behalf of the Borrower pursuant hereto are material and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of the Loan as herein contemplated, and shall continue in full force and effect for so long as any Obligation remains outstanding. All statements contained in any certificate or other document delivered pursuant to the Credit Documents shall constitute representations and warranties by the Borrower hereunder.

10.5	Notices

All notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be mailed, sent by overnight courier or transmitted by fax as follows:

(a)	if to the Borrower:

Corporación Navios Granos S.A.

Attention: Ruben Martinez

Address: 2141 Paraguay, Of. 1603, Montevideo, Uruguay

(b)	if to the Lender:

Banco Bilbao Vizcaya Argentaria Uruguay S.A.

Attention:       Gonzalo Olivera and Karina Vera

Address:         25 de Mayo 401, 11000 Montevideo,

All such notices and communications shall be sent by electronic mail (which shall not constitute notice), and when mailed, transmitted by fax or sent by overnight courier, be effective five (5) Business Days after deposit in the mails, the next Business Day after delivery to any internationally recognized overnight courier, and the same Business Day after delivery by fax (confirmed by fax transmission confirmation) if sent prior to 5:00 pm New York time or delivered in person.

10.7	Consent to Jurisdiction

The Borrower agree that any action or proceeding relating in any way to this Agreement or the Notes may be brought and enforced in the courts of Montevideo, Uruguay.

10.8	Captions

Captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

10.9	Separate Counterparts

This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.10	Severability

If any provision of this Agreement or of the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and of the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11	Consents, Amendments and Waivers

Neither this Agreement nor any of the other Credit Documents, nor any provision hereof or thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by, or approved in writing by the Borrower and the Lender.

10.12	Indemnification

10.12.1 The Borrower agrees to indemnify and hold the Lender and its Subsidiaries, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (together, the “Indemnified Parties”) harmless from and against any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of counsel) and disbursements of any kind whatsoever (together, “Liabilities”) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) (collectively, the “Proceedings” and, individually, a “Proceeding”) related to the entering into or performance of this Agreement or any other Credit Document or the use of proceeds of the Loan or the consummation of any of the transactions contemplated hereby or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, including, without limitation, the fees and disbursements of counsel incurred in connection with any such Proceeding (but excluding any such Liabilities to the extent determined by the final and non-appealable judgment of a court of competent jurisdiction to specifically have been proximately caused by the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentences may be unenforceable, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Liabilities incurred by the Indemnified Parties or any of them.

10.12.2 Without limiting the foregoing, the Borrower will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to any Proceeding relating to any violation or noncompliance with or liability under ESG Laws or any licenses, orders, requirements or demands of any Governmental Authority related thereto (including without limitation, reasonable attorney’s fees, court costs and litigation expenses), except to the extent determined by the final and non-appealable judgment of a court of competent jurisdiction to specifically have been proximately caused by the gross negligence or willful misconduct of the Indemnified Parties.

10.12.3 Exception made to those obligations of the Lender, expressly set forth in the Credit Documents, such Person shall have no other obligations or liabilities - directly, indirectly, implied or otherwise - towards the Borrower or any other Person whatsoever.

10.13	Survival

The Borrower’s obligations under Sections 2.12, 2.13, 9, 12.2, 12.12 and 12.13 shall survive the termination of this Agreement.

10.14	Indivisible Obligations

All of the Obligations and any obligation of the Borrower pursuant to this Agreement, any Credit Agreement or the Note, shall be indivisible.

10.15	Neutral Interpretation

In the interpretation of the Credit Documents, no party shall be deemed the drafting party and each provision hereof and thereof shall be interpreted neutrally with no presumption arising in favor of one party or the other based upon which party prepared the drafts or the final version hereof or thereof.

10.16	Bank secrecy

The Borrower hereby expressly waives bank secrecy (article 25 of Law 15.322) to the fully extent permitted by law.

10.17	Automatic default

The parties shall fall in automatic default (mora automática), without need for any formal judicial or extrajudicial demand or act, for the sole action of performing or not performing an act that constitutes a violation to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.

/s/ Ignacio d’Avila
Banco Bilbao Vizcaya Argentaria Uruguay S.A.

/s/ Gonzalo Olivera
Banco Bilbao Vizcaya Argentaria Uruguay S.A.

/s/ Ruben Martinez
Corporación Navíos Granos S.A.

/s/ Ruben Martinez
Navios South American Logistics Inc.